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                                                                   Exhibit 99(i)

[LETTERHEAD ROPES & GRAY]

July 29, 2005






JPMorgan Trust I
522 Fifth Avenue
New York, New York 10036

Ladies and Gentlemen:

You have informed us that you intend to file a Rule 485(b) Post-Effective Amendment to your Registration Statement under the Investment Company Act of 1940, as amended, with the Securities and Exchange Commission (the "Commission") for the purpose of registration of the shares of the JPMorgan Real Return Fund, JPMorgan Tax Aware Real Return Fund, JPMorgan Tax Aware Diversified Equity Fund, JPMorgan Tax Aware Core Equity Fund and JPMorgan Tax Aware International Fund.

We have examined your Declaration of Trust, as on file in the office of the Secretary of The State of Delaware. We are familiar with the actions taken by your Trustees to authorize the issue and sale from time to time of your units of beneficial interest ("Shares") at not less than the public offering price of such shares and have assumed that the Shares have been issued and sold in accordance with such action. We have also examined a copy of your By-laws and such other documents as we have deemed necessary for the purposes of this opinion, including but not limited to the form of Agreement and Plan of Investment and Conversion (the "Conversion Agreement") relating to the JPMorgan Tax Aware Diversified Equity Fund, JPMorgan Tax Aware Core Equity Fund and JPMorgan Tax Aware International Fund presented to the Board of Trustees of the Trust on May 12, 2005. We have assumed that the terms of the operative Conversion Agreement, when executed, will not differ materially with respect to the matters discussed in this opinion.

Based upon the foregoing, we are of the opinion that the Shares being registered have been duly authorized and when sold will be validly issued, fully paid and nonassessable.

We consent to this opinion accompanying the Post-Effective Amendment No. 13 when filed with the Commission.

Very truly yours,


/s/ Ropes & Gray LLP

Ropes & Gray LLP